 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24487	77-0322161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

955 East Arques Avenue
Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 530-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 12, 2012, MIPS Technologies, Inc. (“MIPS”) announced that its board of directors had unanimously determined that the unsolicited proposal from CEVA, Inc.  (“CEVA”) to acquire all of the outstanding  shares of MIPS, following the consummation of the proposed patent sale to Bridge Crossing and the proposed recapitalization, for $90 million in cash, on the terms and conditions set forth in a definitive agreement and plan of merger proposed by CEVA (the “CEVA Proposal”), constitutes a “Superior Proposal” within the meaning of the Agreement and Plan of Merger (the “Merger Agreement”) by and among MIPS, Imagination Technologies Group plc (“Imagination Technologies”) and Imagination Acquisition Sub, Inc. dated November 5, 2012, as amended on December 9, 2012.  MIPS has notified Imagination Technologies that the MIPS board of directors intends to effect an Adverse Recommendation Change (as defined in the Merger Agreement) or to terminate the Merger Agreement with respect to the CEVA Proposal and that MIPS is prepared to negotiate if Imagination Technologies chooses, to adjust the terms of the Merger Agreement.

In accordance with the terms of the Merger Agreement, MIPS is obliged to negotiate with Imagination Technologies in good faith until the end of the business day on December 14, 2012 to make adjustments to the terms and conditions of the Merger Agreement such that the CEVA Proposal no longer constitutes a “Superior Proposal.”

A copy of the press release issued by MIPS on December 12, 2012 is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Additional Information and Where You Can Find It

This communication may be deemed to be solicitation material in respect of either the proposed transaction between MIPS and Imagination Technologies or the proposed transaction between MIPS and CEVA.  In connection with either proposed transaction, MIPS intends to file a definitive proxy statement and other relevant materials with the SEC. The proxy statement and other relevant materials, and any other documents to be filed by MIPS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from MIPS’ website at www.mips.com or by contacting MIPS Investor Relations at: ir@mips.com. Investors and security holders of MIPS are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to either the proposed transaction between MIPS and Imagination Technologies or the proposed transaction between MIPS and CEVA because they will contain important information about the transaction and the parties to the transaction.

MIPS and its executive officers, directors and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from MIPS’ stockholders in favor of either the proposed transaction between MIPS and Imagination Technologies or the proposed transaction between MIPS and CEVA. A list of the names of MIPS’ executive officers and directors and a description of their respective interests in MIPS are set forth in the proxy statement for MIPS’ 2011 Annual Meeting of Stockholders, MIPS’ 2012 Annual Report on Form 10-K and Amendment No. 1 thereto, in any documents subsequently filed by its directors and executive officers under the Securities Exchange Act of 1934, as amended, and the proxy statement and other relevant materials filed with the SEC in connection with the transactions when they become available. Certain executive officers and directors of MIPS have interests in either the proposed transaction between MIPS and Imagination Technologies or the proposed transaction between MIPS and CEVA that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with either the proposed transaction between MIPS and Imagination Technologies or the proposed transaction between MIPS and CEVA will be described in the proxy statement relating to such transaction when it becomes available.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by MIPS Technologies, Inc. on December 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS Technologies, Inc.
By:	/s/ William Slater
William Slater Chief Financial Officer and Treasurer

Date: December 12, 2012